Exhibit 99.1

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FINAL - FOR IMMEDIATE RELEASE

AIR T LAUNCHES AVIATION ASSET MANAGEMENT VEHICLE WITH UP TO $408M EQUITY CAPITAL

New Asset Management Business Focused on Acquiring, Trading and Leasing Commercial Jet Aircraft

Denver, NC – May 6, 2021 – Air T, Inc. (NASDAQ: AIRT), an industrious American holding company which operates a group of independent, yet interrelated, aviation businesses, today announced the formation of a new aircraft asset management business called Contrail Asset Management (“CAM”), and a new aircraft capital joint venture called Contrail JV II LLC (“CJVII”). The new joint venture has been formed as a scalable asset management platform that complements Air T’s existing operating businesses. The new venture will focus on acquiring commercial aircraft and jet engines for leasing, trading and disassembly. CJVII will target investments in current generation narrow-body aircraft and engines, building on Contrail Aviation Support, LLC (“Contrail”)’s comprehensive origination and asset management expertise.

CJVII will initially be capitalized with up to $408,000,000 of equity from Air T and three institutional investor partners, consisting of $108,000,000 in commitments and $300,000,000 in upsize capacity, contingent on underwriting and transaction appeal. The three investor partners bring significant aviation experience to the joint venture. SRA Capital Partners, LLC, a division of Split Rock Aviation, supported Air T in raising the institutional commitments.

“We believe our customers will continue to be well-served by the capabilities that Contrail and Air T bring to the marketplace,” said Nick Swenson, Chairman & CEO of Air T, Inc. “Win+Win dynamics emerge when seasoned professionals execute from within a well-capitalized and well-organized operating platform.”

Added Swenson, “Contrail’s track record, market access and management know-how have attracted three very savvy institutional investors. Recognizing the significant challenges and opportunities which our industry faces as we head into the post-pandemic recovery period, our investment partners have shown great confidence in Contrail’s team and we are honored to be working with them. Together with the investor’s substantial financial firepower, our new venture aims to repay that confidence by building a scalable business which meets the many and varied needs of our growing customer base.”

Contrail CEO Joe Kuhn commented: “The addition of our investor partners will allow Contrail to assist our airline and MRO customers to grow stronger through the current environment with a more diverse array of offerings that include mid- to end-of-life aircraft and engine leasing and trading. This more robust platform complements over 20 years of experience as a leader in the engine USM space and positions Contrail squarely on the growth track.”

Steve Welo, Partner, SRA Capital Partners, stated: “Air T represents a unique platform of operating companies that provide investors with access to asset management and optimization throughout the aircraft life cycle. Moreover, the Contrail team has generated attractive risk-adjusted returns for several years by actively managing narrow-body aircraft on lease through part-out.”

“We are excited to partner with Air T and Contrail to support their growth as the aviation industry navigates the historic challenges caused by the global pandemic. Their talented professionals have decades of aviation asset management experience and have built a sophisticated and scalable platform. Under the stewardship of Contrail’s highly experienced team, this specialized asset class has the potential to drive high returns in a unique sector of the market,” said one investor.

Another investor commented, “We are excited to partner with the experienced team at Contrail, their successful track record, strong customer relationships, and unique asset management capabilities will provide opportunities with MRO, OEM, and lessor partners to work collaboratively on end-of-life aircraft solutions.”

The third investor stated, “We look forward to a long-term partnership with Contrail. Contrail brings experience, investment discipline and a creative perspective on asset management that differentiates in a competitive environment. Aviation has faced immense adversity, but we believe that unique opportunity lies ahead for us and Contrail in this venture.”

Contrail helps its customers achieve their financing, fleet transition and optimization objectives through leasing and trading of aircraft, engines, and used serviceable material. We understand the intrinsic value of mature aircraft both from an operations as well as financial and maintenance point of view. Tell us about how we can support your requirements: trading-leasing@contrail.com.

ABOUT AIR T, INC.
Established in 1980, Air T Inc. is a portfolio of powerful businesses and financial assets, each of which is independent yet interrelated. Its core segments are overnight air cargo, aviation ground support equipment manufacturing, and commercial aircraft asset management and logistics. We seek to expand, strengthen and diversify Air T’s after-tax cash flow per share. Our goal is to build Air T’s core businesses, and when appropriate, to expand into adjacent and other industries. We seek to activate growth and overcome challenges while delivering meaningful value for all stakeholders. For more information, visit www.airt.net.

ABOUT CONTRAIL AVIATION SUPPORT, LLC
Contrail Aviation Support, LLC is a commercial aircraft trading, leasing and parts solutions provider focused on creative asset management strategies that maximize value. Founded in 2000 as an engine material trading company, Contrail’s primary focus is on the most prevalent engine types powering the B737NG & A320 family of aircraft. Contrail’s headquarters are located two hours north of Chicago’s O’Hare airport in a 21,000 sq. ft. facility outside Madison, WI. Contrail operates an aircraft & engine trading office in Denver, Colorado, and has a satellite marketing presence in Europe and Asia. Focusing on the narrow-body 737NG/A320 and CFM56-5B/-7B and V2500-A5 engines, Contrail is an approved vendor to virtually every CFM and V2500 engine shop worldwide and has executed complex transactions with lessors, airlines and aircraft investors across the globe. For more information, visit www.contrail.com.

ABOUT SRA CAPITAL PARTNERS, LLC
SRA Capital Partners LLC is the financing arm of Split Rock Aviation, which provides aviation advisory services. Collectively, the SRA team is composed of senior executives with significant experience in financing, aviation sales, leasing and consulting. The team has worked together extensively and strives to apply each partner’s unique skills in meeting client needs.

CONTACT

Air T, Inc.

Brian Ochocki, CFO

bochocki@airt.net

612-843-4302

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